Exhibit 1

Transaction in Securities of the Issuer During the Past Sixty Days

Nature of the Transaction	Amount of Securities Purchased/(Sold)	Price ($)	Date of Transaction

FUNICULAR FUNDS, LP

Sale of Common Stock	(576,140)	6.3014	07/23/2025